ALLONGE
TO BE ATTACHED TO AND MADE A PART OF THAT CERTAIN PROMISSORY
NOTE DATED [________________], 2005 IN THE ORIGINAL PRINCIPAL AMOUNT
OF $[____________]

                THIS ALLONGE, is made as of October [___], 2005, and shall be attached to and made a part of that certain Promissory Note No. PN-05-[___] dated [__________], 2005 (the “Note”) in the principal amount of $[_________] issued by Ortec International, Inc. (the “Company”) to [_________________] (the “Payee”).

This Allonge is intended to amend Section 1 of the Note as follows:

(1) The reference to “$5,000,000” is hereby substituted with “$2,514,000”.

(2) The following sentence is hereby inserted at the end of Section 1 thereof as follows:

“The Company shall issue to the Payee warrants to purchase 20,000 shares of Common Stock of the Company at an exercise price per share equal to $0.50 for each $100,000 of outstanding principal amount of the Note that is being converted into the Qualified Financing.”

               All of the other terms and conditions of the Note shall continue in full force and effect.

                IN WITNESS WHEREOF, the undersigned has caused this Allonge to be signed by its proper corporate officer as of the day and year first written above.

ORTEC INTERNATIONAL, INC.

By: _______________________________
Name:
Title:

Acknowledged and agreed:

NOTEHOLDER

By:
        Name:
        Title: